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                        ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF INCOME
                        FOR THE PERIOD ENDED JUNE 30, 1999



                                         Three Months EndYear To Date Ended
                                         June 30, 1999    June 30, 1999


OPERATING REVENUES:                             ($26)         $3,013,109
   Residential                                    20             (81,368)
   Commercial                                      0          (1,480,199)
   Industrial                                      0                   3
   Wholesale and Other                            (6)          1,451,545
      Total Operating Revenues

OPERATING EXPENSES:
  Power costs:
      Purchased Power                       (101,973)          1,247,941
  Customer Accounting & Services              54,126             253,058
  Administrative & General                    75,326             246,480
      Total Operation & Maintenance           27,480           1,747,480

   Depreciation
   Taxes other than income taxes                  10              64,600
   Federal and state income taxes             (7,993)            (77,394)
              Total Operating Expenses        19,497           1,734,686
              Operating Income               (19,503)           (283,141)

Other Income, Net                              1,871               9,881

Interest Charges                               8,870              28,169


Net Income                                  ($26,503)          ($301,430)



                          Unaudited